Charles W. Lutter, Jr.

Attorney and Counselor at Law

103 Canyon Oaks

San Antonio, Texas 78232-1305

(210) 495-5438

Fax (210) 496-1631

May 14, 2003

Board of Directors

Pebblebrook Fund, Inc.

13047 Pebblebrook Drive

Houston, Texas  77079

Re:  Pebblebrook Fund, Inc. – Legal Opinion and Consent

Dear Sirs:

You have requested my legal opinion as to certain matters regarding the issuance of shares of common stock by Pebblebrook Fund, Inc. (the “Company”) that may be issued during the time that the Company’s Registration Statement on Form N-1A is effective and not superseded by an amendment.

I have considered, among other things, the Company’s Notification of Registration on Form N-8A and Registration Statement on Form N-1A filed with the Securities and Exchange Commission on February 10, 2003, the Articles of Incorporation and related January 30, 2003 Certificate of Incorporation from the Secretary of State of the State of Texas, THE Articles of Amendment to the Articles of Incorporation and related May 9, 2003 certificate of Amendment from the secretary of State of Texas, Company By-Laws, copies of actions of the Board of Directors as furnished by the Company, and such other documents and records as deemed necessary for the purpose of this opinion.  In rendering this opinion, I have, with your approval, relied, as to all questions of fact material to this opinion, upon certificates of public officials and of your officers and assumed the genuiness of the signatures on, and authenticity of, all documents furnished to me, which facts I have not independently verified.

Based on my review, I am of the opinion that the shares of the Company are duly authorized and when purchased and paid for as described in the Company’s Registration Statement, will be validly issued, fully paid and non-assessable.

I am delivering this letter to the Company and no person other than the Company may rely on it.

I hereby consent to the filing of this opinion of counsel as an exhibit to the Pre-Effective Amendment to the Company’s Registration Statement on Form N-1A (SEC File Nos. 811-21297 and 333-102060).

Sincerely,

/S/

Charles W. Lutter, Jr.